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                                                                 EXHIBIT (J)(2)

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 31 to Registration Statement No. 2-96141 on Form N-1A of our report dated February 25, 2008, relating to the financial statements and financial highlights of Sound Shore Fund, Inc., appearing in the annual report on Form N-CSR of Sound Shore Fund, Inc. for the year ended December 31, 2007, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm", and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
April 28, 2008